UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 24, 2011

GenOn Energy, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-16455	76-0655566
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Main Street, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	832-357-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In this Current Report on Form 8-K, "GenOn Energy" refers to GenOn Energy, Inc., and "we," "us" and "our" refer to GenOn Energy and its consolidated subsidiaries.

On August 24, 2011, Mark M. Jacobs resigned as President and Chief Operating Officer and a member of the Board of Directors of GenOn Energy. Effective August 25, 2011, Edward R. Muller, 59, Chairman and Chief Executive Officer of GenOn Energy, was appointed to serve in the additional role of President of GenOn Energy. Mr. Muller has served as the Chairman and Chief Executive Officer of GenOn Energy since December 3, 2010. Prior to that, Mr. Muller served as the Chairman, President and Chief Executive Officer of Mirant Corporation (2005-2010). He is the former President and Chief Executive Officer (1993-2000) of Edison Mission Energy, a California-based independent power producer. Mr. Muller is also a director of Transocean Ltd. and was previously a director of GlobalSantaFe Corporation prior to its merger with Transocean Ltd.

Item 8.01 Other Events.

On August 29, 2011, we entered into an agreement with the City of Alexandria, Virginia to permanently remove from service our Potomac River generating facility. The agreement, which amends our Project Schedule and Agreement, dated July 17, 2008 ("July 2008 Agreement") with the City of Alexandria, provides for the retirement of the Potomac River generating facility on October 1, 2012, subject to the receipt of all necessary consents and approvals. If all necessary consents and approvals have not been received by July 3, 2012, the Potomac River generating facility will be retired within 90 days after the receipt thereof. Upon retirement of the Potomac River generating facility, all funds in the escrow account established under the July 2008 Agreement shall be distributed to us, provided, that, if the retirement of the facility is after January 1, 2014, $750,000 of such funds shall be paid to the City. Currently, approximately $32 million is held in the escrow account. We do not expect any material diminution in the amount on deposit in the escrow account between now and disbursement of the funds to us. We do not expect the closing the Potomac River generating facility to have a material effect on our business, results of operations or financial position. The contribution of the Potomac River generating facility to adjusted earnings before interest, taxes, depreciation and amortization in 2011 has not been material and was not expected to be material for the remainder of 2011 or 2012. Further, We do not expect to incur significant costs related to closing the Potomac River generating facility.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This report contains statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; (v) the ability to integrate successfully the businesses following the merger and realize cost savings and any other synergies; and (vi) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this report is given as of the date of the particular statement, and we assume no duty to update this information. Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenOn Energy, Inc.

August 30, 2011	By:	/s/ Thomas C. Livengood

Name: Thomas C. Livengood
Title: Senior Vice President and Controller